Exhibit 99
DESCRIPTION OF COMMON STOCK
OF
HMN FINANCIAL, INC.
General
     The following description of the common stock, par value $.01 (“Common Stock”), of HMN Financial, Inc. (the “Company”) does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-laws (“By-Laws”) of the Company, copies of which have been filed with the United States Securities and Exchange Commission and are also available upon request from the Company.
     The Company has 11,000,000 shares of Common Stock authorized. Shares of the Common Stock are not redeemable and have no subscription, conversion, preemptive or sinking fund rights. The Common Stock represents non-withdrawable capital and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”).
     The Common Stock is listed on The NASDAQ Global Market. Outstanding shares of the Common Stock are validly issued, fully paid and non-assessable. Holders of the Common Stock are not, and will not be, subject to any liability as stockholders.
Transfer Agent and Registrar
     The transfer agent and registrar for the Common Stock is Wells Fargo Bank, N.A.
Dividends
     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors of the Company (the “Board of Directors”) out of any funds legally available for dividends. Delaware law generally limits dividends of the Company to an amount equal to the excess of its net assets over its statutory capital (generally, the aggregate par value of outstanding capital) or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year.
     The ability of the Company to pay cash dividends on the Common Stock is dependent, in large part, upon the ability of Home Federal Savings Bank (the “Bank”) to pay dividends to the Company. The Bank may not declare or pay a cash dividend to the Company without filing a capital distribution application with the Office of Thrift Supervision (the “OTS”) of the United States Department of the Treasury (“Treasury”) if the total amount of the dividends for the year exceeds the Bank’s net income for the year plus the Bank’s retained net income for the preceding two years. Additional limitations on dividends declared or paid on, or repurchases of, the Bank’s capital stock are tied to the Bank’s level of compliance with various regulatory requirements, including minimum capital provisions.
     On December 23, 2008 the Company completed the sale of 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 (the “Series A Preferred Stock”) to Treasury. The transaction was part of Treasury’s capital purchase program under the Emergency Economic Stabilization Act of 2008. Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by the Board of Directors, cumulative cash dividends at a rate per annum of 5% per share on the liquidation preference of $1,000 per share with respect to each dividend period from

December 23, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on the liquidation preference with respect to each dividend period thereafter.
     The Company may pay dividends, other than a dividend payable solely in Common Stock, on the Common Stock only if it has paid or provided for all dividends on its outstanding series of preferred stock, for the then-current period and, in the case of any cumulative preferred stock, including the Series A Preferred Stock, all prior periods. Prior to the earlier of December 23, 2011, or the date on which all of the Series A Preferred Stock has been redeemed or Treasury has transferred all of the shares of Series A Preferred Stock to third parties that are not affiliates of Treasury, the Company may not, without the consent of Treasury, declare or pay a dividend or make any distribution on the Common Stock, other than regular quarterly cash dividends of not more than $0.25 per share, the amount of the last quarterly cash dividend per share declared on the Common Stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; dividends payable solely in shares of Common Stock; and dividends or distributions of rights or stock junior to the Series A Preferred Stock in connection with a stockholders’ rights plan.
Repurchases of Common Stock
     Delaware law generally permits the Company to repurchase shares of Common Stock out of the excess of its net assets over its statutory capital. Prior to the earlier of December 23, 2011, or the date on which all of the Series A Preferred Stock has been redeemed or Treasury has transferred all of the shares of Series A Preferred Stock to third parties that are not affiliates of Treasury, the Company may not, without the consent of Treasury, redeem, purchase or acquire any shares of Common Stock, other than:
•	purchases, redemptions or other acquisitions of Common Stock in connection with the administration of the Company’s employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in stock junior to, or on parity with, the Series A Preferred Stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by the Company of its stock that is underwritten by the related broker-dealer subsidiary;

•	redemption or repurchase of rights pursuant to a stockholders’ rights plan; and

•	acquisition of record ownership of Common Stock for the beneficial ownership of any other person who is not the Company or a subsidiary of the Company, including as trustee or custodian.
     The Certificate of Incorporation provides that, subject to limited exceptions, any direct or indirect purchase or other acquisition by the Company of any equity security of the Company, including the Common Stock, from any holder of five percent or more of the outstanding voting stock of the Company requires the affirmative vote of at least 80% of the voting stock of the Company.

Liquidation Rights
     In the event of a liquidation, holders of Common Stock are entitled to receive pro rata the Company’s net assets, if any, after the claims of creditors and the preferences of Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of liquidation. Upon a liquidation, holders of Series A Preferred Stock would be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock would be entitled to receive the total liquidation amount out of the Company’s assets that are available for distribution to stockholders, after payment or provision for payment of the Company’s debts and other liabilities, but before any distribution of assets is made to holders of Common Stock.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of the Company’s property and assets, nor the consolidation or merger by the Company with or into any other corporation or by another corporation with or into the Company, will constitute a liquidation, dissolution or winding-up of the Company’s affairs.
Voting Rights
     Holders of the Common Stock are entitled to one vote for each share that they hold and are vested with all of the voting power, except as provided in the Certificate of Incorporation (described below under Provisions Related to a Change in Control — Limitation on Voting Rights) and as the Board of Directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the Board of Directors may hereafter authorize.
Restrictions on Ownership
     Federal law requires OTS approval prior to any direct or indirect acquisition of “control” (as defined in OTS regulations) of Home Federal Savings Bank, including any acquisition of control of the Company.
Provisions Related to a Change in Control
     Certain provisions included in the Certificate of Incorporation and By-laws may discourage, delay or prevent potential acquisitions of control of the Company, particularly when attempted in a transaction that is not negotiated directly with, and approved by, the Board of Directors.
     Preferred Stock. The Board of Directors is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.
     Directors. Certain provisions of the Certificate of Incorporation and By-laws may impede changes in majority control of the Board of Directors. The Certificate of Incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, assuming there are nine members of the Board of Directors, it would take two annual elections to replace a majority of the Board of Directors. The Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The Certificate of Incorporation also provides that any vacancy occurring in the Board of

Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Certificate of Incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.
     The By-laws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
     Restrictions on Call of Special Meetings. The Certificate of Incorporation provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board of Directors. Stockholders are not authorized to call a special meeting.
     Absence of Cumulative Voting. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.
     Authorization of Preferred Stock. The Certificate of Incorporation authorizes 500,000 shares of serial preferred stock, $.01 par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction.
     Limitation on Voting Rights. The Certificate of Incorporation provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the “Limit”), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his, her or its affiliates (as defined in the Certificate of Incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his, her or its affiliates have or share investment or voting power but shall not include shares beneficially owned by directors, officers and employees of the Bank or the Company. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be used in a proxy contest or other solicitation to defeat a proposal that is desired by holders of a majority of the outstanding shares.
     Procedures for Certain Business Combinations. The Certificate of Incorporation requires that certain business combinations (including transactions initiated by management) between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or (iii) involve, among other things, consideration per share of Common Stock greater than, or equal to, a minimum set forth in the Certificate of Incorporation (generally, the greatest of: the highest price paid by such 10% stockholder in the two years prior to the announcement of the business combination, the highest price paid by such 10% stockholder in the transaction in which it became a holder of 10% of the shares of Common Stock, the highest closing price of the shares of Common Stock in the 30-day period immediately preceding the announcement of the business combination, or the highest closing price of the shares of Common Stock in the 30-day period immediately preceding the transaction in which such stockholder became a holder of 10% of the shares of Common Stock).
     Amendment to Certificate of Incorporation and By-laws. Amendments to the Certificate of Incorporation must be approved by the Board of Directors and also by a majority of the outstanding shares of the Company’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for amendment of certain provisions (i.e., provisions relating to: limitations on the voting power of holders of more than 10% of the outstanding shares of Common Stock; number, classification, election and removal of directors; amendment of By-laws; call of special stockholder meetings; prohibition on written actions of shareholder; offers to acquire and acquisitions of control; director liability; certain business combinations; indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation). The By-laws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.